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                                                                    EXHIBIT 99.4


                [LETTERHEAD OF MEMC ELECTRONIC MATERIALS, INC.]


                                December 7, 1998


             IMPORTANT ANNOUNCEMENT TO THE HOLDERS OF COMMON STOCK
                       OF MEMC ELECTRONIC MATERIALS, INC.


     This is to advise you that MEMC Electronic Materials, Inc. (the "Company") intends to make a rights offering (the "Rights Offering"), and has filed a Registration Statement on Form S-3 (the "Registration Statement") in connection therewith with the Securities and Exchange Commission. The Company proposes to distribute to holders of its outstanding Common Stock, other than VEBA Corporation or its permitted transferees, at no cost, transferable subscription rights (the "Rights") to purchase before the Rights expire additional shares of the Common Stock, at a subscription price (the "Subscription Price") to be determined. It is proposed that holders of the Common Stock will receive a number of Rights to be determined for each share of Common Stock held by them as of the close of business on the record date, which is expected to be no earlier than December 18, 1998, but which has not yet been determined and may be later. Additional information regarding the Rights Offering, including the subscription price, the distribution rate, the record date and the expiration date, will be communicated in a press release on the effective date of the Registration Statement. The Company recommends that you watch for such subsequent press release.


     As soon as practicable after the close of business on the record date, a Rights Certificate and a related set of instructions explaining the procedure for exercising, selling or transferring the Rights, together with the Prospectus, will be mailed to you. The terms of the Rights Offering will be more completely described in the Prospectus. If these documents do not arrive within a reasonable time after the record date, please notify the Information Agent, Morrow & Co., Inc., at 445 Park Avenue, 5th Floor, New York, NY, 10022, or by telephone at (800) 566-9061. Banks and brokers may call (800) 662-5200. The Rights Offering has not yet commenced. Therefore, there is no action to take at this time.

     The Registration Statement relating to the Rights and the underlying Common Stock has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This notice shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such Rights or Common Stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Although you are not required to take any action at this time, you should be prepared to act promptly or to have someone authorized to act for you when you receive your Rights Certificate. Whether you anticipate exercising, selling, or transferring your Rights, you should bear in mind that in order for an exercise to be valid, the payment of the Subscription Price for Rights being exercised must be received by the Subscription Agent and any such payments by uncertified check must have cleared before the Rights Offering expires.

                                              Very truly yours,

                                          /s/ Helene F. Hennelly
                                          ----------------------------
                                              Helene F. Hennelly

                                              Secretary